Exhibit 99.1

Sphere 3D Reports Fiscal Year 2022 Financial Results and Operational Updates

TORONTO, Ontario, Canada, March 31, 2023 - Sphere 3D Corp. ("Sphere 3D" or the "Company") (NASDAQ: ANY), dedicated to becoming the leading carbon-neutral Bitcoin mining company operating at an industrial scale, is pleased to announce financial results for its fiscal year ended December 31, 2022.

Comments from Sphere 3D Leadership

"Last year, 2022, was a difficult, unrelenting year for the entire digital asset mining industry. For Sphere 3D it was a particularly exigent time as we focused on entering the digital asset mining industry in a volatile market, while aggressively restructuring above-market contracts and stabilizing the Company. It was one of the most challenging years for us." said Patricia Trompeter, CEO. "As I focus on the future, I am filled with hope entering 2023. We are currently executing 1.5 Eh/s and are forging new hosting partnerships as a result of hosting deficits from industry bankruptcies. We have navigated cautiously through a volatile time and we believe we have come out stronger as a Company. Our team is working hard to position us for growth in digital asset mining and computing solutions in the future."

"We believe that we have successfully managed our finances through the fourth quarter of 2022, navigating through equipment devaluation, Bitcoin price declines and increased energy prices," said Kurt Kalbfleisch, CFO. At year-end, we assessed the impact of the market volatility on the Company and its vendors, which resulted in significant impairments and provisions. While this was a difficult process, we believe we are well positioned for 2023."

2022 HIGHLIGHTS

• Revenue increased by $2.4 million, to $6.1 million during the year ended December 31, 2022, with our entry into the digital asset mining industry.

• The Company mined 131.01 Bitcoin in 2022, our first year mining Bitcoin.

• The Company ended the year with 370 PH/s.

• The Company renegotiated an above-market fixed price contract for Bitmain Antminer S19J Pros.

HASHRATE UPDATE

Sphere 3D had approximately 0.4 EH/s hashing at December 31, 2022, with 1.5 EH/s expected to be hashing by mid-May 2023.

BITCOIN ASSET AND VALUE

As of December 31, 2022, the Company had a self-mined Bitcoin balance of 103.01 with a market value of $1.7 million.

FISCAL YEAR 2022 FINANCIAL RESULTS

  The Company generated revenues of $6.1 million in fiscal year 2022 compared to $3.7 million in fiscal year 2021. The $2.4 million increase in net revenue is due to the addition of $3.4 million in revenues from our digital asset mining operation, offset by a decrease of $1.0 million in service and product, primarily due to the sale of our SnapServer product line. The total Bitcoin mined by the Company since the launch of the digital asset mining program through December 31, 2022 was 131.01 Bitcoin. In fiscal year 2022, the Company sold 28 Bitcoin to fund operations. The majority of our miners received in 2022 went online in mid-December 2022. Our 2022 Bitcoin production was impacted by a two-month delay of 4,026 machines that were held in customs pending documentation from the supplier.
  Operating costs and expenses for fiscal year 2022 totaled $163.7 million, compared to $23.4 million for fiscal year 2021. The increase in operating costs and expenses is primarily attributable to impairments of mining equipment of $75.9 million and intangible assets and provisions for losses of $29.3 million associated with adverse changes in the business climate, including the decline in the price of Bitcoin, two vendor bankruptcy filings, an increase in depreciation and amortization of $22.6 million, an increase of $8.1 million in share-based compensation and $4.5 million in professional services associated with the Company's expansion into the digital asset mining industry.
  The net loss available to common shareholders in fiscal year 2022 was $192.8 million, or a net loss of $2.91 per share, compared to a net loss available to common shareholders of $17.8 million, or a net loss of $0.58 per share, in fiscal year 2021. The main drivers of the increase in net loss were attributable to the impairments of the mining equipment, provisions for losses on bankrupt hosting facilities and depreciation and amortization.

FOURTH QUARTER AND RECENT CORPORATE DEVELOPMENTS

  On October 19, 2022, we entered into an amendment to our BitFuFu Agreement. The amended agreement provides that no additional payments are required to be made by us, and the purchase order was reduced from 60,000 to approximately 17,000 machines.  We received our final delivery of machines in January 2023.

  On October 31, 2022, we filed an arbitration request against Core Scientific, Inc. ("Core Scientific") related to the digital mining hosting sub-license agreement assigned to us on October 5, 2021. We have requested that certain advanced deposits paid be refunded back to us. In December 2022, Core Scientific filed for Chapter 11 bankruptcy. We continue to work within the US Bankruptcy court to pursue all options available for recovery.

  On November 7, 2022, we entered into an agreement with Hertford Advisors Ltd. ("Hertford") modifying the number of outstanding Series H Preferred Shares held by Hertford (the "Modified Hertford Agreement"). Pursuant to the Modified Hertford Agreement, the Company cancelled 36,000 Series H Preferred Shares, representing 37.5% of the outstanding Series H Preferred Shares, without payment of any cash consideration. Hertford will retain 60,000 non-voting Series H Preferred Shares, which do not accrue dividends. At our Annual General Meeting held December 20, 2022, shareholders approved the conversion of the remaining 60,000 Series H Preferred Shares, subject to the terms and conditions contained in the Company's Articles of Incorporation. The Modified Hertford Agreement also provides for amended resale and voting restrictions for a two-year period ending on December 31, 2024. In the first quarter of 2023, pursuant to the Modified Hertford Agreement, we issued 5,239,000 common shares upon the conversion of 5,239 Series H Preferred Shares.

  On November 29, 2022, MEOA, a special purposes acquisition company sponsored by a subsidiary of the Company, held a special meeting of stockholders (the "MEOA Meeting"). At the MEOA Meeting, MEOA's stockholders approved an Extension Amendment to MEOA's amended and restated certificate of incorporation to extend the date by which MEOA must consummate its initial business combination from November 30, 2022 to May 30, 2023, or such earlier date as determined by MEOA's board of directors. In connection with the MEOA Meeting, the majority holders of shares of MEOA's Class A common stock exercised their right to redeem such shares for a pro rata portion of the funds in the trust account. After giving effect to the redemption of shares of MEOA's common stock, on November 30, 2022, the Company owned a controlling interest of MEOA and since such time MEOA has been recorded on a consolidated basis.

  The deterioration in 2022 of the price of Bitcoin resulted in a sharp decline in the projected cash flows from the Company's mining activities, resulting in an impairment. Sphere 3D ascertained the level of impairment by determining the fair value of the mining equipment, evaluating estimated cash flows and the purchase price of the equipment to the current market rates, and determined that there was a disparity. As a result, the Company adjusted the value of its equipment, which resulted in a non-cash impairment charge of $75.9 million for the year ended December 31, 2022, combined with an adjustment of $13.2 million for the related intangible asset.

  For the year ended December 31, 2022, the Company was impacted by two industry bankruptcies.

    In October 2022, Compute North filed for Chapter 11. Sphere 3D had approximately $1.2 million in prepaid deposits for two orders (Order #1 and Order #2) with Compute North. Order #1 was assumed by Generate Capital, the subsequent owners of Compute North's Wolf Hollow site. In February 2023, Sphere 3D filed a claim in the US Bankruptcy court for the remaining $0.7 million (Order #2) plus damages associated with lost revenue. While Sphere 3D continues to pursue the options available to it, the Company has recorded a provision of $0.4 million against the $0.7 million.

    On December 20, 2022, Core Scientific filed for Chapter 11 Bankruptcy.  From the fourth quarter of 2021 through the second quarter 2022, the Company paid Core Scientific several deposits in accordance with an assumed sublicense. After several attempts to obtain the deposits, including Demand letters sent in July of 2022, the Company filed for arbitration on October 31, 2022 and Core Scientific subsequently filed for bankruptcy.  While we continue to utilize all legal remedies available to us, we have recorded a provision of $15.7 million.

  The contract with NuMiner Global, Inc. was canceled late in the second quarter of 2022. During the third quarter of 2022, the Company recorded a $10.0 million provision for losses on the deposit related to the contract.

  Impairment of investments was $14.5 million due primarily to impairment losses recognized on our Filecoiner investments. The fair value of these investments was impacted by the decrease in the price of Filecoiner since the time of the investments resulting in an impairment. In connection with the termination of the merger agreement with Gryphon Digital Mining on April 4, 2022, the Company incurred a loss on the forgiveness of outstanding notes totaling $13.1 million.

ABOUT SPHERE 3D

Sphere 3D Corp. (Nasdaq: ANY) is a net carbon-neutral cryptocurrency miner with decades of proven enterprise data-services expertise. The Company is growing its industrial-scale digital asset mining operation through the capital-efficient procurement of next-generation mining equipment and partnering with best-in-class data center operators. Sphere 3D is dedicated to increasing shareholder value while honoring its commitment to strict environmental, social, and governance standards.  For more information about the Company, please visit Sphere3D.com.

FORWARD-LOOKING STATEMENTS

This communication contains forward-looking statements within the meaning of Section 27A of the Securities Act, and Section 21E of the Securities Exchange Act of 1934, as amended.  Forward-looking statements generally relate to future events, including the timing of the proposed transaction and other information related to the proposed transaction. In some cases, you can identify forward-looking statements because they contain words such as "may," "will," "should," "expects," "plans," "anticipates," "could," "intends," "target," "projects," "contemplates," "believes," "estimates," "predicts," "potential" or "continue" or the negative of these words or other similar terms or expressions.  Expectations and beliefs regarding matters discussed herein may not materialize, and actual results in future periods are subject to risks and uncertainties that could cause actual results to differ materially from those projected.  The forward-looking statements contained in this communication are also subject to other risks and uncertainties, including those more fully described in filings with the SEC, including Sphere 3D's reports filed on Form 10-K and Form 8-K and in other filings made by Sphere 3D with the SEC from time to time and available at www.sec.gov.  These forward-looking statements are based on current expectations, which are subject to change.

SPHERE 3D CONTACTS

Kurt Kalbfleisch, CFO, Sphere 3D

Investor.relations@sphere3d.com

SPHERE 3D CORP.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands of U.S. dollars, except share and per share amounts)

	Year Ended
	December 31,
	2022	2021
	(Unaudited)
Digital mining revenue	$3,443	$-
Service and product revenue	2,634	3,720
Total revenues	6,077	3,720

Operating expenses:
Cost of digital mining revenue	2,044	-
Cost of service and product revenue	1,373	1,718
Sales and marketing	1,009	1,317
Research and development	605	971
General and administrative	24,134	12,927
Depreciation and amortization	28,263	5,685
Impairment of mining equipment	75,922	-
Provision for losses on deposits due to vendor bankruptcy filings	16,069	-
Impairment of goodwill and acquired intangible assets	13,182	820
Impairment of digital assets	1,148	-
	163,749	23,438
Loss from operations	(157,672)	(19,718)
Other income (expense):
Impairment of investments	(14,529)	-
Forgiveness of note receivable	(13,145)	-
Provision for losses on deposit for mining equipment	(10,000)	-
Interest income and other, net	2,600	2,930
Interest expense, related party	-	(495)
Interest expense	-	(21)
Loss before income taxes	(192,746)	(17,304)
Provision for (benefit from) income taxes	166	(15)
Net loss	(192,912)	(17,289)
Less: Non-controlling interest loss	(111)	-
Dividends on preferred shares	-	531
Net loss attributable to common shareholders	$(192,801)	$(17,820)

Net loss per share:
Basic and diluted	$(2.91)	$(0.58)
Shares used in computing net loss per share:
Basic and diluted	66,294,407	30,862,508

SPHERE 3D CORP.
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands of U.S. dollars)

	December 31,	December 31,
	2022	2021
	(Unaudited)	(Unaudited)
ASSETS
Cash and cash equivalents	$1,337	$54,355
Digital assets, net	1,695	-
Other current assets	7,252	24,067
Total current assets	10,284	78,422
Property and equipment, net	34,259	-
Intangible assets, net	9,477	63,017
Funds held in trust account	10,297	-
Other assets	18,699	134,485
Total assets	$83,016	$275,924

LIABILITIES, TEMPORARY EQUITY AND SHAREHOLDERS' EQUITY
Current liabilities	$6,200	$5,208
Other long-term liabilities	5,784	1,090
Total temporary equity	36,467	42,350
Total shareholders' equity	34,565	227,276
Total liabilities, temporary equity, and shareholders' equity	$83,016	$275,924